                                                     Filed Pursuant to 424(b)(5)
                                                      Registration No. 333-97299

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 9, 2003

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 3, 2003)

[LOGO] The Korea Development Bank

                          The Korea Development Bank

                        US$           % Notes due 20
                        (Euro)           % Notes due 20

    Our US$        aggregate principal amount of     % notes due 20   (the "USD
Notes") will mature on July   , 20   and our (Euro)       aggregate principal
amount of     % notes due 20   (the "EUR Notes", and together with the USD
Notes, the "Notes") will mature on July   , 20  . Our USD Notes will bear
interest at the rate of     % per year and our EUR Notes will bear interest at
the rate of     % per year. Interest on the USD Notes is payable on        and
       of each year, beginning on 2004. Interest on the EUR Notes is payable on
       of each year, beginning on        2004.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       Public Offering Underwriting
                            Price       Discounts    Proceeds to Us(1)
                       --------------- ------------- -----------------
         Per USD Notes              %              %               %
            Total.....     US$            US$             US$
         Per EUR Notes              %              %               %
            Total.....  (Euro)         (Euro)          (Euro)

--------
(1) Before deduction of expenses.

    In addition to the initial public offering price, you will have to pay for
accrued interest, if any, from and including July   , 2003.

    We have applied to the Luxembourg Stock Exchange for listing of the Notes. There can be no assurance that such listing will be obtained for the Notes. Currently, there is no public market for the Notes.

    The underwriters expect to deliver the USD Notes to investors through the book-entry facilities of The Depository Trust Company and the EUR Notes to investors only through the book-entry facilities of Euroclear Bank SA/NV and Clearstream Banking, societe anonyme, Luxembourg in each case on or about July
  , 2003.

Barclays Capital        Credit Suisse First Boston         HSBC         JPMorgan

                               Joint Bookrunners

July   , 2003

    You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                               -----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                       Page
                                                       ----
                     Summary of the Offering..........  S-5
                     Use of Proceeds..................  S-7
                     Recent Developments..............  S-8
                     Description of the Notes......... S-12
                     Clearance and Settlement......... S-14
                     Underwriting..................... S-18
                     Legal Matters.................... S-22
                     Official Statements and Documents S-22
                     General Information.............. S-22

                                  Prospectus

                                                                    Page
                                                                    ----
        Certain Defined Terms and Conventions......................   3
        Use of Proceeds............................................   4
        The Korea Development Bank.................................   5
            Overview...............................................   5
            Capitalization.........................................   6
            Business...............................................   7
            Selected Financial Statement Data......................  10
            Operations.............................................  14
            Sources of Funds.......................................  22
            Debt...................................................  24
            Overseas Operations....................................  24
            Property...............................................  25
            Directors and Management; Employees....................  25
            Financial Statements and the Auditors..................  25
        The Republic of Korea......................................  72
            Land and History.......................................  72
            Government and Politics................................  73
            The Economy............................................  76
            Gross Domestic Product and Major Financial Indicators..  94
            Balance of Payments and Foreign Trade.................. 104
            The Financial System................................... 109
            Monetary Policy........................................ 113
            Government Finance..................................... 117

                                                                         Page
                                                                         ----
       Debt............................................................. 119
       Tables and Supplementary Information............................. 121
   Description of the Securities........................................ 124
       Description of Debt Securities................................... 124
       Description of Warrants.......................................... 131
       Terms Applicable to Debt Securities and Warrants................. 132
       Description of Guarantees........................................ 133
   Limitations on Issuance of Bearer Debt Securities and Bearer Warrants 134
   Taxation............................................................. 135
       Korean Taxation.................................................. 135
       United States Tax Considerations................................. 136
   Plan of Distribution................................................. 144
   Legal Matters........................................................ 145
   Authorized Representatives in the United States...................... 145
   Official Statements and Documents.................................... 145
   Experts.............................................................. 145
   Forward-Looking Statements........................................... 145
   Further Information.................................................. 146

                             Certain Defined Terms

    All references to "Korea" or the "Republic" contained in this prospectus supplement mean the Republic of Korea. All references to the "Government" mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

                            Additional Information

    The information in this prospectus supplement is in addition to the information contained in our prospectus dated July 3, 2003. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-97299, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

    We are Responsible for the Accuracy of the Information in this Document

    We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors.

    The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

                       Not an Offer if Prohibited by Law

    The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

    The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see "Underwriting--Foreign Selling Restrictions" on page S-19.

             Information Presented Accurate as of Date of Document

    This prospectus supplement and the accompanying prospectus, including the information incorporated by reference in either of them, are the only documents on which you should rely for information about the offering. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

                            SUMMARY OF THE OFFERING

    This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

    We are offering US$     aggregate principal amount of   % Notes due on July
  , 20   (the "USD Notes") and (Euro)       aggregate principal amount of   %
Notes due on July   , 20   (the "EUR Notes", and together with the USD Notes,
the "Notes").

    The USD Notes pay   % interest each year and the EUR Notes pay   % interest
each year. Interest on the USD Notes will be paid twice each year on       and
      , beginning       , 2004. Interest on the EUR Notes will be paid annually
on         , beginning       , 2004. Interest on the Notes will accrue from
July   , 2003. Interest on the USD Notes will be computed based on a 360-day year consisting of twelve 30-day months. If interest on the EUR Notes is required to be calculated for any period of less than a year, it will be calculated based on the actual number of days elapsed divided by 365 or (in the case of a leap year) 366.

    The USD Notes will be issued in minimum denominations of US$1,000 increased in multiples of US$1,000 and the EUR Notes will be issued in minimum denominations of (Euro)1,000 increased in multiples of (Euro)1,000. The USD Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary, and the EUR Notes will be represented by one or more global securities registered in the name of a nominee of Euroclear Bank SA/NV ("Euroclear") and Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg").

    We do not have any right to redeem the Notes prior to maturity.

    For sale in

    The Notes will be offered for sale in the countries in the Americas, Europe and Asia where it is legal to make such offers.

    Listing

    We have applied through our listing agent to list the Notes on the Luxembourg Stock Exchange. We cannot give assurance that the application to the Luxembourg Stock Exchange for the Notes will be approved.

    Form and settlement

    We will issue the USD Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. We will issue the EUR Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the common depositary for Euroclear and Clearstream, Luxembourg. Except as described in the accompanying prospectus under "Description of the Securities--Description of Debt Securities--Global Securities," the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, Euroclear and Clearstream, Luxembourg, will represent your beneficial interests in the global notes.

These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the USD Notes through Euroclear or Clearstream, Luxembourg if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Ownership of beneficial interests in the EUR Notes will be limited to persons who are participants in Euroclear and Clearstream, Luxembourg, and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the USD Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. Any secondary market trading of book-entry interests in the EUR Notes will take place through Euroclear and Clearstream, Luxembourg participants. See "Clearance and Settlement--Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg".

    Further Issues

    We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the respective notes.

    Delivery of the Notes

    We expect to make delivery of the Notes, against payment in same-day funds
on or about July   , 2003, which we expect will be the fifth business day
following the date of this prospectus supplement, referred to as "T+5". You should note that initial trading of the Notes may be affected by the T+5 settlement. See "Underwriting--Delivery of the Notes".

                                USE OF PROCEEDS

    The amount of net proceeds for the USD Notes and EUR Notes are
US$           and (Euro)           , respectively, after deducting underwriting
discounts but not estimated expenses. In addition, the expenses associated with
this offering, to be paid by us, are estimated to be US$        .

                              RECENT DEVELOPMENTS

    This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated July 3, 2003. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE KOREA DEVELOPMENT BANK

Overview

    As of March 31, 2003, we had W45,731.8 billion of loans outstanding, total assets of W79,766.7 billion and total equity of W6,649.1 billion, as compared to W44,917.2 billion of loans outstanding, W78,782.3 billion of total assets and total equity of W6,940.6 billion as of December 31, 2002. For the three months ended March 31, 2003, we recorded interest income of W696.6 billion, interest expense of W697.5 billion and a net loss of W469.3 billion, as compared to W860.2 billion of interest income, W842.8 billion of interest expense and W109.5 billion of net income for the three months ended March 31, 2002.

Capitalization

    As of March 31, 2003, our authorized capital was W10,000 billion and our capitalization was as follows:

                                                  March 31, 2003(1)
                                                  -----------------
                                                  (billions of won)
             Long-term debt(3):
                 Won currency borrowings.........     W 3,811.2
                 Industrial finance bonds........      21,243.6
                 Foreign currency borrowings(2)..      10,107.2
                                                      ---------
                     Total long-term debt........      35,162.0
                                                      ---------
             Capital:
                 Paid-in capital.................       7,161.9
                 Capital surplus.................          44.4
                 Retained earnings...............        (175.2)
                 Capital adjustments.............        (382.0)
                                                      ---------
                     Total capital...............       6,649.1
                                                      ---------
             Total capitalization................     W41,811.1
                                                      =========

--------
(1) Since March 31, 2003 to the date of this prospectus supplement, there has been no material change in our capitalization.
(2) We have translated borrowings in foreign currencies into Won at the rate of W1,252.9 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on March 31, 2003.
(3) As of March 31, 2003, we had contingent liabilities totaling W10,253.0 billion under outstanding guarantees issued on behalf of our clients.

                          THE KOREA DEVELOPMENT BANK
                        NON-CONSOLIDATED BALANCE SHEET
                                March 31, 2003
                                  (unaudited)

Selected Financial Statement Data

  Results of Operations

    The following tables present unaudited financial information as of and for the three months ended March 31, 2003:

                                                                                    March 31, 2003
                                                                                   -----------------
                                                                                   (millions of won)
                                                                                      (unaudited)
ASSETS
Cash and due from banks...........................................................    W 1,578,177
Securities........................................................................     26,819,860
Loans, net of provision for possible loan losses of W1,408,954 million and present
  value discount of W120,663 million..............................................     45,731,801
Premises and equipment, net.......................................................        677,561
Derivative financial instruments..................................................      1,435,846
Other assets......................................................................      3,523,460
                                                                                     ------------
        Total assets..............................................................   W 79,766,705
                                                                                     ============
LIABILITIES AND EQUITY
Deposits..........................................................................   W  9,120,992
Borrowings........................................................................     23,706,177
Industrial finance bonds, gross of premium of bonds of W22,274 million and net of
  discount on bonds of W46,682 million............................................     34,843,907
Provision for possible guarantee losses...........................................         87,656
Accrued severance benefits........................................................         18,743
Derivative financial instruments..................................................      1,396,745
Other liabilities.................................................................      3,943,425
                                                                                     ------------
        Total liabilities.........................................................   W 73,117,645
                                                                                     ============
Equity:
    Paid-in capital...............................................................      7,161,861
    Capital surplus...............................................................         44,373
    Retained earnings.............................................................       (175,191)
    Capital adjustments...........................................................       (381,983)
                                                                                     ------------
        Total equity..............................................................      6,649,060
                                                                                     ------------
        Total liabilities and equity..............................................   W 79,766,705
                                                                                     ============

                          THE KOREA DEVELOPMENT BANK
                        NON-CONSOLIDATED BALANCE SHEET
                                March 31, 2003
                                  (unaudited)

                                                         March 31, 2003
                                                        -----------------
                                                        (millions of won)
                                                           (unaudited)
       Interest income:
           Interest on loans...........................     W  533,027
           Interest on due from banks..................          9,662
           Interest on trading securities..............         11,374
           Interest on available-for-sale securities...         93,101
           Interest on held-to-maturity securities.....         46,101
           Other interest income.......................          3,302
                                                           -----------
                                                               696,567
                                                           -----------
       Interest expense:
           Interest on deposits........................         93,116
           Interest on borrowings......................        149,865
           Interest on bonds payable...................        451,726
           Other interest expenses.....................          2,804
                                                           -----------
                                                               697,511
                                                           -----------
       Net interest income (loss)......................           (944)
                                                           -----------
       Non-interest revenue:
           Fees and commissions........................        128,909
           Gain from trading securities................         11,496
           Gain from derivative financial instruments..        791,790
           Others......................................        682,941
                                                           -----------
                                                             1,615,136
                                                           -----------
       Non-interest expense:
           Fees and commissions........................         95,048
           Loss from trading securities................          9,248
           Loss from derivative financial instruments..      1,018,980
           General and administrative expenses.........         66,480
           Others......................................        708,331
                                                           -----------
                                                             1,898,087
                                                           -----------
       Operating income (loss).........................       (283,895)
       Non-operating income (expense), net.............       (185,235)
                                                           -----------
       Income (loss) before income taxes...............       (469,130)
       Income taxes....................................            195
                                                           -----------
       Net income (loss)...............................    W (469,325)
                                                           ===========

    In the first quarter of 2003, we had a net loss of W469.3 billion compared to net income of W109.5 billion in the first quarter of 2002.

    Principal factors for the net loss in the first quarter of 2003 included:

  . new loan loss reserves of W300.2 billion primarily due to the deterioration of the financial condition of several companies in our loan portfolio such as SK Global; and

  . losses of W385.3 billion primarily due to valuation losses on the stock of Hyundai Engineering and Construction and Hynix Semiconductor resulting from changes in accounting regulations with respect to companies subject to the Corporate Restructuring Promotion Act. Such changes resulted in our having to record our equity interests in companies subject to the Corporate Restructuring Promotion Act at prevailing market prices instead of at acquisition cost beginning on January 1, 2003.

    The above factors were partially offset by net income on foreign currency transactions of W225.8 billion and gains on equity method investees of W188.4 billion including gains from investments in KEPCO and Daewoo Shipbuilding & Marine Engineering.

    In March 2003, SK Global admitted that it had falsified its financial statements. The restructuring of SK Global's debt is reportedly ongoing. In addition, Korea Thrunet, an internet broadband service provider, filed for court receivership and received a court order for the commencement of corporate reorganization proceedings in March 2003. As of March 31, 2003, our total exposures to SK Global and Korea Thrunet were W1,102.2 billion and W288.1 billion, respectively. As of March 31, 2003, we had established provisions of W208.8 billion for our exposure to SK Global and W95.9 billion for our exposure to Korea Thrunet.

THE REPUBLIC OF KOREA

Gross Domestic Product and Major Financial Indicators

  Gross Domestic Product

    Based on preliminary data, in the first quarter of 2003, the Republic's GDP growth was 3.7%, at constant market prices, as aggregate private and general government consumption expenditures increased by 1.2% and gross domestic fixed capital formation increased by 4.8%, each compared with the same period in 2002.

                           DESCRIPTION OF THE NOTES

    The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the Notes. Therefore, we urge you to read the fiscal agency agreement described below and the forms of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the United States Securities and Exchange Commission as exhibits to the registration statement.

    The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

    We will issue the USD Notes and the EUR Notes under the fiscal agency agreement, dated as of February 15, 1991, between us and The Bank of New York, as fiscal agent. The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

  The USD Notes

    The USD Notes are initially limited to US$       aggregate principal amount
and will mature on July  , 20  . The USD Notes will bear interest at the rate
of   % per annum. Interest on the USD Notes will begin to accrue on July  ,
2003 and is payable semi-annually on            and            of each year,
beginning on       2004. We will pay interest to the person who is registered
as the owner of a USD Note on each           and            occurring just
before the next date on which interest is scheduled to be paid. Interest on the USD Notes will be computed based on a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the USD Notes in immediately available funds in U.S. dollars.

    In any case where the due date for the payment of the principal of or interest on the USD Notes shall be a day on which banking institutions in The City of New York are authorized or obligated by law to close, then such payment need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

  The EUR Notes

    The EUR Notes are initially limited to (Euro)       aggregate principal
amount and will mature on July  , 20  . The EUR Notes will bear interest at the
rate of   % per annum. Interest on the EUR Notes will begin to accrue on July
 , 2003 and is payable annually on           of each year, beginning on
         2004. We will pay interest to the person who is registered as the
owner of a EUR Note on           occurring just before the next date on which
interest is scheduled to be paid. If interest on the EUR Notes is required to be calculated for any period of less than a year, it will be calculated based on the actual number of days elapsed divided by 365 or (in the case of a leap year) 366. We will make principal and interest payments on the EUR Notes in immediately available funds in euros.

    Any payment of principal or interest otherwise required to be made in respect of the EUR Notes on a date that is not a Business Day need not be made on such date, but will be made on the preceding Business Day with the same force and effect as if made on such date. "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in London are authorized or obligated by law to close, and, for any place of payment outside of London, in such place of payment.

Redemption

    We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

    We will issue the USD Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. We will issue the EUR Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the common depositary for Euroclear and Clearstream, Luxembourg. Except as described in the accompanying prospectus under "Description of the Securities--Description of Debt Securities--Global Securities," the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, Euroclear and Clearstream, Luxembourg will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the USD Notes through Euroclear or Clearstream, Luxembourg if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Ownership of beneficial interests in the EUR Notes will be limited to persons who are participants in Euroclear and Clearstream, Luxembourg, and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the USD Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. Any secondary market trading of book-entry interests in the EUR Notes will take place through Euroclear and Clearstream, Luxembourg participants. See "Clearance and Settlement--Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg".

    The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Notices

    All notices regarding the Notes will be published in London in the Financial Times, in New York in The Wall Street Journal (U.S. Edition), and, for as long as the Notes are listed on the Luxembourg Stock Exchange, in a newspaper of general circulation in Luxembourg, expected to be the Luxemburger Wort. If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

                           CLEARANCE AND SETTLEMENT

    We have obtained the information in this section from sources we believe to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, but we take no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC's, Euroclear's or Clearstream, Luxembourg's performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

  The Depository Trust Company

    DTC is:

  .   a limited-purpose trust company organized under the New York Banking Law;

  .   a "banking organization" under the New York Banking Law;

  .   a member of the Federal Reserve System;

  .   a "clearing corporation" under the New York Uniform Commercial Code; and

  . a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

    DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

  Euroclear and Clearstream, Luxembourg

    Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream, Luxembourg are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

  Ownership of USD Notes through DTC, Euroclear and Clearstream, Luxembourg

    We will issue the USD Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the USD Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the global notes through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants' beneficial interests in the global notes in their customers' securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers' securities accounts with DTC.

    We and the fiscal agent generally will treat the registered holder of the USD Notes, initially Cede & Co., as the absolute owner of the USD Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the USD Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the USD Notes, including DTC, Euroclear, Clearstream, Luxembourg and their respective participants, to exercise any of the rights granted to holders of USD Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

    DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the USD Notes. Euroclear's or Clearstream, Luxembourg's ability to take actions as holder under the USD Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

  Ownership of the EUR Notes through Euroclear and Clearstream, Luxembourg

    We will issue the EUR Notes in the form of one or more fully registered global notes which will be deposited with the common depositary for, and registered in the name of a nominee of, Euroclear and Clearstream, Luxembourg. Beneficial interests in the EUR Notes can only be held in the form of book-entry interests through participants in such systems, or indirectly through organizations that are participants in such systems.

    We and the fiscal agent generally will treat the registered holder of the EUR Notes, initially The Bank of New York Depositary (Nominees) Limited, as the absolute owner of the EUR Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the EUR Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the EUR Notes, including Euroclear, Clearstream, Luxembourg and their respective participants, to exercise any of the rights granted to holders of EUR Notes.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

  Trading Between DTC Purchasers and Sellers With Respect to the USD Notes

    DTC participants will transfer interests in the USD Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

  Trading Between Euroclear and/or Clearstream, Luxembourg Participants With Respect to the Notes

    Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg.

  Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser With Respect to the USD Notes

    When the USD Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the USD Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant's account and the USD Notes will be credited to the depositary's account. After settlement has been completed, DTC will credit the USD Notes to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the notes, in accordance with its usual procedures, to the participant's account, and the participant will then credit the purchaser's account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

    Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg to pay for the USD Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the USD Notes are credited to their accounts one day later.

    As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the USD Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the USD Notes were credited to the participant's account. However, interest on the USD Notes would accrue from the value date. Therefore, in many cases the interest income on USD Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant's overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

    Since the settlement will occur during New York business hours, a DTC participant selling an interest in the USD Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

  Trading Between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser With Respect to the USD Notes

    Due to time-zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer USD Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the USD Notes to the DTC participant's account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

    If the Euroclear or Clearstream, Luxembourg participant selling the USD Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the USD Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

    Settlement in other currencies between DTC and Euroclear and Clearstream, Luxembourg is possible using free-of-payment transfers to move the USD Notes, but funds movement will take place separately.

    Finally, day traders who use Euroclear or Clearstream, Luxembourg and who purchase USD Notes from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail unless one of three steps is taken:

  . borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in the day trader's Euroclear or Clearstream, Luxembourg account, in accordance with the clearing system's customary procedures;

  . borrowing the USD Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the USD Notes to be reflected in the Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

  . staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg participant.

                                 UNDERWRITING

Relationship with the Underwriters

    We and the underwriters named below (the "Underwriters") have entered into
a Terms Agreement dated July   , 2003 ("Terms Agreement") with respect to the
Notes relating to the Underwriting Agreement--Standard Terms (together with the Terms Agreement, the "Underwriting Agreement") filed as an exhibit to the registration statement. Barclays Capital Inc., Credit Suisse First Boston LLC, The Hongkong and Shanghai Banking Corporation Limited and J.P. Morgan Securities Inc. are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amounts of the Notes set out opposite its name below:

                                              Principal Amount Principal Amount
            Name of Underwriters              of the USD Notes of the EUR Notes
            --------------------              ---------------- ----------------
Barclays Capital Inc.........................       US$            (Euro)
Credit Suisse First Boston LLC...............
The Hongkong and Shanghai Banking Corporation
  Limited....................................
J.P. Morgan Securities Inc...................
    Total....................................       US$            (Euro)
                                                    ====           =======

    Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

    The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page and may offer a portion to certain dealers at a price that represents a concession not in
excess of   % of the principal amount with respect to the USD Notes and   %
with respect to the EUR Notes. Any Underwriter may allow, and any such dealer
may reallow, a concession not in excess of   % of the principal amount of the
Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

    The Notes are new classes of securities with no established trading market. We have applied to the Luxembourg Stock Exchange for listing of, and permission to deal in, the Notes. There can be no assurance that such listing will be obtained. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

    We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

    In connection with this offering, the Underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

    Expenses associated with the offering of the Notes, to be paid by us, are
estimated to be US$      . We have agreed to reimburse the Underwriters for
certain of their out-of-pocket expenses incurred in connection with the offering of the Notes.

    In the ordinary course of their respective businesses, some of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

Delivery of the Notes

    We expect to make delivery of the Notes, against payment in same-day funds
on or about July   , 2003, which we expect will be the fifth business day
following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

    Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

  Korea

    Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

  United Kingdom

    Each Underwriter has severally represented and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell, any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of The Public Offers of Securities Regulations 1995 (as amended); (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of The Financial Services and Markets Act of 2000 ("FSMA")) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us, and (iii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

  The Netherlands

    Each Underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any Notes other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

  Japan

    Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Securities and Exchange Law of Japan; it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

  Hong Kong

    Each Underwriter has severally represented and agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) and (ii) it has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

  Singapore

    Each Underwriter represents and agrees that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

                                 LEGAL MATTERS

    The validity of the Notes is being passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York, and by Kim & Chang, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. In giving their opinions, Cleary, Gottlieb, Steen & Hamilton and Davis Polk & Wardwell may rely as to matters of Korean law upon the opinion of Kim & Chang and Kim & Chang may rely as to matters of New York law upon the opinion of Cleary, Gottlieb, Steen & Hamilton.

                       OFFICIAL STATEMENTS AND DOCUMENTS

    Our Governor and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth in this prospectus supplement under "Recent Developments--The Korea Development Bank". Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned "Recent Developments--The Republic of Korea" as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

                              GENERAL INFORMATION

    The issuer's share capital is W10,000 billion, which is fully subscribed to by the Government of Korea.

    Our board of directors can be reached at the address of our registered office: c/o 16-3, Youido-dong, Yongdeungpo-ku, Seoul 150-973, The Republic of Korea.

    The issue of the Notes has been authorized by a resolution of our Board of Directors passed on November 29, 2002, and a decision of our Governor dated July 4, 2003. On July 7, 2003, we filed our report on the proposed issuance of the Notes with the Ministry of Finance and Economy of Korea.

    Except as disclosed in this prospectus supplement and the accompanying prospectus, since December 31, 2002, there has been no material adverse change in our financial condition. In addition, except as disclosed in this prospectus supplement and the accompanying prospectus, since March 31, 2003, there has been no material change in our capitalization as described in the table appearing on page S-8 of this prospectus supplement which is material in the context of the issue of the Notes.

    We are not involved in any litigation, arbitration or administrative proceedings that are material in the context of the issue of the Notes and are not aware of any such litigation, arbitration or administrative proceedings whether pending or threatened.

    We have not appointed a Luxembourg paying or transfer agent with respect to the Notes. We have agreed to appoint such an agent in Luxembourg if Notes in definitive form are issued in the limited circumstances set forth in the accompanying prospectus under "Description of the Securities--Description of Debt Securities--Global Securities" and in such an event, publication of such appointment will be made as set forth herein under "Description of the Notes--Notices." Pending such appointment, The Bank of New York (Luxembourg), S.A., our Luxembourg listing agent, will act as intermediary in Luxembourg between holders of Notes and us. The payment and transfer procedures of Notes in definitive form will be published together with the name of the paying and transfer agent.

    The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. The documents mentioned in this paragraph are available at the office of the Luxembourg listing agent.

    Copies of the registration statement, including amendments thereto referred to under "Further Information" in the accompanying prospectus, will be available for inspection at, and copies of our annual reports as well as our audited consolidated and non-consolidated annual and unaudited non-consolidated semi-annual financial statements may be obtained from, the offices of The Bank of New York (Luxembourg), S.A. in Luxembourg during normal business hours on any weekday for so long as the Notes are listed on the Luxembourg Stock Exchange. In addition, copies of the following documents will be available for inspection, and may be obtained, at the offices of The Bank of New York (Luxembourg), S.A. during normal business hours:

  .   the Korea Development Bank Act;

  .   our By-Laws;

  .   the resolutions of our Board of Directors;

  .   the Enforcement Decree of The Korea Development Bank Act;

  .   the decision of our Governor with respect to the offering of the Notes;

  .   the fiscal agency agreement;

  .   a specimen of the Notes; and

  .   the Underwriting Agreement.

    Our By-Laws and a legal notice relating to the issuance of the Notes will be deposited prior to listing with the Chief Registrar of the District Court of Luxembourg, and copies thereof may be obtained upon request at the offices of The Bank of New York (Luxembourg), S.A.

    The Notes have been accepted for clearance through Euroclear and
Clearstream, Luxembourg (For the USD Notes: Common Code:           ;
ISIN:           ; CUSIP:           and for the EUR Notes: Common
Code:           ; ISIN:          ).